Exhibit 8.1

Notes:

(1)
On March 16, 2020, Prophecy Development Corp. changed its name to Silver Elephant Mining Corp.
(2)
On June 14, 2019, Vanadium Gibellini Company LLC. changed its name to Nevada Vanadium LLC.
(3)
On December 17, 2019, the Company completed an internal reorganization by transferring ASC Holdings Limited (Cayman) from the Company to its Silver Elephant Mining Corp. subsidiary.
(4)
On January 6, 2020, the Company’s Silver Elephant Mining Corp. subsidiary changed its name to Illumina Silver Mining Corp.